Exhibit 99.1

Starwood Property Trust Announces Closing of $1.1 Billion Commercial Real Estate CLO

Greenwich, CT (August 19, 2019) Starwood Property Trust (NYSE: STWD) today announced that on August 15, 2019 the Company closed STWD 2019-FL1, a $1.1 billion managed Commercial Real Estate Collateralized Loan Obligation ( the "CRE CLO") which is the largest CRE CLO issued post crisis. The CRE CLO accretively finances interests in 21 loans with an 85.125% initial advance rate at a weighted average coupon at issuance of L+1.34%, before transaction costs. The structure features a two-year reinvestment period.

“We are excited to have closed our inaugural CRE CLO transaction, which we believe is most issuer-friendly structure with the lowest cost of funds and one of the highest advance rate to-date in our sector. This financing, coupled with our recently discussed Term Loan B and A-note sales, further strengthens our balance sheet as we continue to move toward match-funded non-recourse financing structures,” commented Jeffrey DiModica, President of Starwood Property Trust.

Wells Fargo Securities, LLC acted as sole structuring agent. Wells Fargo Securities, LLC, BofA Securities, Inc. and Citigroup Global Markets Inc. acted as co-lead managers and joint bookrunners. Capital One Securities, Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC acted as co-managers.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Starwood Property Trust, Inc.

Starwood Property Trust (NYSE: STWD), is a leading diversified finance company with a core focus on the real estate and infrastructure sectors. An affiliate of global private investment firm Starwood Capital Group, the Company has successfully deployed over $55 billion of capital since inception and manages a portfolio in excess of $16 billion across debt and equity investments. Starwood Property Trust’s investment objective is to generate attractive and stable returns for shareholders, primarily through dividends, by leveraging a premiere global organization to identify and execute on the best risk adjusted returning investments across its target assets. Additional information can be found at www.starwoodpropertytrust.com.

Contact:

Zachary Tanenbaum

Starwood Property Trust

Phone: 203-422-7788

Email: ztanenbaum@starwood.com